================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14-a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        MICROELECTRONIC PACKAGING, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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

                        MICROELECTRONIC PACKAGING, INC.

                 NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

                                August 18, 1999

TO THE SHAREHOLDERS OF MICROELECTRONIC PACKAGING, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Microelectronic Packaging, Inc. (the "Company"), a California corporation, will be held on August 18, 1999, at 10:00 a.m., local time, at 9577 Chesapeake Drive, San Diego, California 92123, for the following purposes:

  1. To elect directors to serve for the ensuing year or until their successors are elected and qualified.

  2. To ratify the appointment of BDO Seidman, LLP ("BDO") as independent accountants of the Company for the fiscal year ended December 31, 1999.

  3. To vote upon such other matters as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on June 20, 1999 are entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten days before the Annual Meeting.

  All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose.

  Any shareholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                          Sincerely,

                                          /s/ ANDREW W. WROBEL
                                          Andrew K. Wrobel
                                          Chairman, President and Chief
                                           Executive Officer

April 20, 1999


   YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

GENERAL....................................................................   1
  Revocability of Proxies..................................................   1
  Solicitation.............................................................   1
  Deadline for Receipt of Shareholder Proposals............................   1
  Record Date and Voting...................................................   1

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.............................   2

  PROPOSAL ONE--ELECTION OF DIRECTORS......................................   2
    Nominees...............................................................   2
    Business Experience of Directors.......................................   2
    Director Remuneration..................................................   4
    Certain Relationships and Related Transactions.........................   5

  PROPOSAL TWO--RATIFICATION OF INDEPENDENT ACCOUNTANTS....................   7

  OTHER MATTERS............................................................   7

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........   8

EXECUTIVE COMPENSATION AND RELATED INFORMATION.............................  10
  Option Grants in Last Fiscal Year........................................  12
  Aggregated Option Exercises and Fiscal Year-End Values...................  12
  Compensation and Stock Option Committee Interlocks and Insider
   Participation...........................................................  12
  Employment Contracts and Termination of Employment and Change in Control
   Arrangements............................................................  12

COMPENSATION AND STOCK OPTION COMMITTEE REPORT.............................  14
  General Compensation Policy..............................................  14
  Factors..................................................................  14
  Base Salary..............................................................  14
  Annual Incentive Compensation............................................  14
  Long-Term Incentive Compensation.........................................  14
  CEO Compensation.........................................................  15
  Compliance with Internal Revenue Code Section 162 (m)....................  15

COMPARISON OF SHAREHOLER RETURN............................................  16

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.......  17

FORM 10-K..................................................................  17


                                      (i)

                        MICROELECTRONIC PACKAGING, INC.
                             9577 Chesapeake Drive
                          San Diego, California 92123

                               ----------------

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 18, 1999

GENERAL

  The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Microelectronic Packaging, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on August 18, 1999 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m., local time, at the Company's corporate headquarters at 9577 Chesapeake Drive, San Diego, California, 92123.

  These proxy solicitation materials were mailed on or about June 28, 1999 to all shareholders entitled to vote at the Annual Meeting.

Revocability of Proxies

  Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Chief Financial Officer of the Company at the Company's principal executive offices, 9577 Chesapeake Drive, San Diego, California, 92123, a notice of revocation or another signed Proxy with a later date. Any person may also revoke his or her Proxy by attending the Annual Meeting and voting in person.

Solicitation

  The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail will be supplemented by solicitation by telephone, telegram, or other means by directors, officers or employees of the Company. No compensation will be paid to directors, officers or employees for any such services.

Deadline for Receipt of Shareholder Proposals

  Proposals of shareholders of the Company that are intended to be presented by such shareholders at the 2000 Annual Meeting of Shareholders must be received by the Company no later than December 30, 1999 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Record Date and Voting

  Shareholders of record on June 20, 1999 are entitled to notice of and to vote at the Annual Meeting. At the record date, 10,856,890 shares of the Company's common stock ("Common Stock"), no par value, were issued and outstanding and no shares of preferred stock were outstanding. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

                MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                      PROPOSAL ONE--ELECTION OF DIRECTORS

  The Bylaws of the Company provide that the Board of Directors shall be comprised of no fewer than four (4) nor greater than seven (7) Directors, with the exact number to be fixed by the Board. The currently authorized number of Directors is five (5), and, as of the date of this Proxy Statement, is comprised of Messrs. Wrobel, Bryan, Howland, Wong and Heeb. The Board of Directors has selected six (6) nominees to be elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. At the Annual Meeting, six (6) Directors are to be elected to serve until the Company's next annual meeting or until their successors are elected and qualified. The Board of Directors has selected six (6) nominees, all of whom are current Directors of the Company. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below. The six (6) candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Directors of the Company.

Nominees

  Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of April 15, 1999.

 Name                               Age   Positions and Offices Held With The Company
 ----                               ---   -------------------------------------------
 Andrew K. Wrobel (1)(3)(4).......  47  Chairman, President and Chief Executive Officer
 Anthony J. A. Bryan (1)(2)(4)....  76  Director
 Frank Howland (2)(4).............  72  Director
 Wong Lin Hong (1)(3).............  53  Director
 Waldemar Heeb (2)(3)(4)..........  70  Director
 James T. Waring, Esq. ...........  51  Nominee

--------
(1) Member of the Compensation and Stock Option Committee
(2) Member of the Audit Committee
(3) Member of the Interested Directors' Transaction Committee
(4) Member of the Creditors' Restructuring Committee

Business Experience of Directors

  The principal occupations of each current director of the Company for at least the last five (5) years are as follows:

  Andrew K. Wrobel has served as the Chairman, President and Chief Executive Officer of the Company since January 1999. Prior to that, Mr. Wrobel was President, Chief Executive Officer and Director of the Company since October 1997. From 1988 to 1997, Mr. Wrobel served as Chairman, President and Chief Executive Officer of GIGATEK Memory Systems, Inc., a manufacturer of computer disk drive back up cartridges. Prior to 1988, Mr. Wrobel was Vice President of Technology for Carlisle Memory Products Group and Vice President of Engineering for Data Electronics, and held various management positions in Marketing and Engineering at Texas Instruments and BASF. Mr. Wrobel holds a Masters degree from the Massachusetts Institute of Technology.

  Anthony J. A. Bryan has served on the Company's Board of Directors since November 1996. Since March 1996, Mr. Bryan has been Senior Managing Director of The Watley Group, LLC, a firm that specializes in corporate restructurings, management consulting, merchant banking and mergers and acquisitions. From December 1987 to December 1995, Mr. Bryan was Chairman of the Executive Committee of Hospital Corporation International, a hospital management and health care company. From March 1988 to February 1991,

Mr. Bryan was Chairman and Chief Executive Officer of Oceanics Group, a company specializing in offshore surveying and positioning services. Prior to that, Mr. Bryan was Chairman, President and Chief Operating Officer of Copperweld Corporation and President and Chief Executive Officer of Cameron Iron Works. Mr. Bryan has served on the boards of directors of several industrial, charitable and educational institutions, including Federal Express, Chrysler Corporation, Pittsburgh National Corporation and Imetal (Paris). Mr. Bryan holds a Masters Degree in Business Administration from Harvard University.

  Frank L. Howland has served on the Company's Board of Directors since June 1994. Since March 1989, Dr. Howland has been President of Frank L. Howland Inc., a consulting company specializing in the area of assembly and packaging of electronic components. From 1955 to 1989, Dr. Howland was a manager in the Electronic Component Research and Development divisions of Bell Laboratories, Inc. Dr. Howland holds a B.S. degree in civil engineering from Rutgers University and an M.S. and Ph.D. in civil/structural engineering from the University of Illinois.

  Wong Lin Hong has served on the Company's Board of Directors since August 1998. Mr. Wong is a director and Executive Vice President of Transpac Capital Pte. Ltd., a private equity investment company based in Singapore. Mr. Wong has been with Transpac since 1990. From January 1986 to July 1990, Mr. Wong was the Managing Director and Vice President of Micropolis Ltd., the Singapore subsidiary of Micropolis Corporation, a manufacturer of high capacity hard disk drives. Mr. Wong was also previously the Managing Director of Computer Memories (Far East) Ltd., a manufacturer of hard disk drives; the General Manager of Micro Peripherals Singapore Pte. Ltd., a manufacturer of floppy disk drives; and the Head of Electronics of the Economic Development Board, the government agency that promotes economic and industrial development in Singapore. Mr. Wong currently serves on the boards of several other companies and educational institutions and is the Vice Chairman of the Singapore Venture Capital Association. Mr. Wong holds a degree in electrical engineering and a diploma in business administration.

  Waldemar Heeb has served on the Company's Board of Directors since July 1998. Mr. Heeb served as President and Chief Financial Officer of CTM (a wholly owned subsidiary of MPI) since its inception in February 1984 and continued to serve as President of CTM after CTM was acquired by the Company in June 1993. Mr. Heeb retired in 1996.

  James T. Waring, Esq. is a nominee to the Company's Board of Directors and is not currently a Director. Mr Waring's nomination to the Company's Board of Directors is subject to completion of the Company's conversion of its Asian debt into the Company's Series A Preferred Stock. Such debt conversion into equity is subject to the completion of definitive agreements for all eight creditors and the approval of a majority of the Company's shareholders. Mr. Waring is a principal in FI Financial, LLC, a real estate investment company with major projects including land acquisitions and building construction in the greater San Diego area. Since 1982, Mr. Waring has been of counsel to Ross, Dixon and Bell LLP (formerly Miller, Boyko and Bell) in San Diego, California. In addition, Mr. Waring has been active in real estate organizing, financing and bid strategy, as well as an investor for various real estate projects. From 1975 to 1982, Mr. Waring practiced law, specializing in tax planning and asset acquisition and sale. Mr. Waring holds a Juris Doctor degree from the University of San Diego and a Bachelor of Science degree at the University of Southern California.

  There are no family relationships among executive officers or directors of the Company.

  During the fiscal year ended December 31, 1998, the Board of Directors held seven (7) meetings and acted by unanimous written consent on two (2) occasions. The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, an Interested Directors' Transaction Committee and a Creditors' Restructuring Committee. No Director serving for the full fiscal year attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board on which he serves.

  The Audit Committee currently consists of three (3) Directors, Mr. Howland, Mr. Heeb and Mr. Bryan. The Audit Committee is primarily responsible for approving the services performed by the Company's independent accountants and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. During the fiscal year ended December 31, 1998, the Audit Committee held one (1) meeting.

  The Compensation and Stock Option Committee currently consists of three (3) Directors, Mr. Bryan, Mr. Wong and Mr. Wrobel, who is a non-voting member of this Committee. During the fiscal year ended December 31, 1998, the Compensation and Stock Option Committee held two (2) meetings and acted by unanimous written consent on one (1) occasion. This Committee reviews and approves the Company's general compensation policies and sets compensation levels, subject to Board review, for the Company's directors and executive officers.

  The Interested Directors' Transaction Committee currently consists of three
(3) Directors, Mr. Wong, Mr. Heeb and Mr. Wrobel. The Interested Directors' Transaction Committee did not meet during the fiscal year ended December 31, 1998 because it was created on January 11, 1999.

  The Creditors' Restructuring Committee currently consists of four (4) Directors, Mr. Wrobel, Mr. Bryan, Mr. Howland and Mr. Heeb. The Creditors' Restructuring Committee did not meet during the fiscal year ended December 31, 1998 because it was created on January 11, 1999.

  Mr. Lewis Solomon and Mr. Gary Stein both resigned as Directors of the Company in 1998. They had served as Directors since 1996 and 1997, respectively.

Director Remuneration

  Fees and Expenses. Directors are reimbursed for expenses incurred in connection with attending Board and Committee meetings. Each non-employee Director receives a fee of $1,500 for each meeting attended, $750 for each Board committee meeting that does not occur on the date of a Board meeting and a fee of $1,000 for each month of Board service as a Director. Directors who are also employees of the Company receive no additional remuneration for serving as Directors (other than reimbursement for expenses incurred). However, all reimbursements for expenses to Directors was suspended by the Board in September 1998.

  During 1998, the Company paid fees to the following Directors in their capacity as a Director and in connection with consulting services provided to the Company: Mr. Bryan-$40,000 (includes all of the fees paid to The Watley Group, LLC); Dr. Howland-$11,000; Mr. Heeb-$2,000; Mr. Wong-$0; Mr. Stein (a former Director)-$55,903 (includes a portion of the fees paid to G&L Investments); and Mr. Solomon (a former Director)-$73,903 (includes a portion of the fees paid to G&L Investments). (For further information regarding consulting services provided to the Company by such Directors, See "Certain Relationships and Related Transactions.")

  Automatic Option Grants. Pursuant to the Automatic Option Grant Program of the 1993 Plan, each individual who first joins the Board as a non-employee director at any time after November 21, 1996 receives an option grant for 15,000 shares of Common Stock on the date of his or her initial election or appointment to the Board. In addition, at each Annual Shareholders' Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not he or she is standing for re-election at that particular meeting, will receive an option grant for 10,000 shares of Common Stock. Each grant under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Common Stock on the grant date and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a Board member. Each option granted under the Automatic Option Grant Program becomes exercisable in four successive equal annual installments over the optionee's period of continued Board service, measured from the grant date. However, the shares subject to each outstanding option under the Automatic Option Grant Program will accelerate and become exercisable in full upon (i) an acquisition of the Company by merger or asset sale, (ii) a hostile takeover of the Company or (iii) the optionee's death or disability while continuing to serve as a Board member.

  On July 1, 1998 and August 11, 1998 Messrs. Heeb and Wong, respectively, were appointed to the Board. Mr. Wong was elected pursuant to the terms of a March 1996 agreement among the Company and Transpac. This agreement provided Transpac the right to appoint a Director. Pursuant to the Automatic Option Grant

Program of the 1993 Plan, Messrs. Heeb and Wong each received a stock option grant for 15,000 shares of Common Stock at an exercise price of $0.45 per share and $0.34 per share, respectively, the fair market value of the Common Stock on the date of grant.

  Under the Automatic Option Grant Program, a stock option for 10,000 shares of Common Stock was granted on June 17, 1998 to each of Mr. Bryan and Dr. Howland who continued to serve as non-employee Board members following the Annual Shareholders Meeting held on that date. Each of these options has an exercise price of $0.58 per share, the fair market value of the Common Stock on the date of grant.

  Discretionary Consultant Option Grants. In November 1996, Messrs. Bryan, Howland, Solomon (a former director) and Stein (a former director) were awarded option grants for a total of 900,000 shares under the Discretionary Option Grant Program of the 1993 Plan to purchase shares of the Company's Common Stock at an exercise price of $1.91 per share, the fair market value of the Common Stock on such date. In August 1997, following approval by the Company's shareholders of certain amendments to the 1993 Plan, these options were cancelled and regranted at an exercise price of $0.19875, the fair market value of the Common Stock of the Company on such date. The Company has cancelled such options. In November 1997, Messrs Bryan, Howland, Solomon and Stein were awarded option grants for a total of 633,333 shares under the Discretionary Option Grant Program of the 1993 Plan to purchase shares of the Common Stock at an exercise price of $0.505 per share, the fair market value of the Common Stock on such date. Each option is immediately exercisable with respect to 50% of the option shares and becomes exercisable with respect to an additional 25% of the option shares on each of the first and second anniversaries of the grant date. The option grants to Messrs. Solomon and Stein, totaling 400,000 shares, have expired subsequent to December 31, 1998, because such options were not exercised within 90 days of their resignation as members of the Board of Directors, as required by the terms of their Option Agreements.

Certain Relationships and Related Transactions

  In November 1996, the Company entered into an agreement for consulting services with G&L Investments ("G&L"), which establishes a consulting relationship with, among others, Lewis Solomon (Chairman of the Board of Directors) and Gary Stein (a Director). In exchange for consulting services, G&L, through an affiliate, received $15,000 plus reasonable expenses for each month that G&L provided services to the Company. On July 14, 1998, the Company notified G&L that their agreement for consulting services was terminated effective October 14, 1998.

  In November 1996, the Company also entered into an agreement for consulting services with The Watley Group, LLC ("Watley") which employs Mr. Anthony Bryan (a Director), among others, pursuant to which Watley receives $15,000 plus reasonable expenses for each month that it provides services to the Company. On January 16, 1998, the Company notified Watley that their agreement for consulting services was terminated effective April 16, 1998.

  The Company has entered into an indemnification agreement with each of its directors.

  The Company and certain of its shareholders entered into a registration rights agreement pursuant to which entities that may be deemed affiliated with a greater than five percent shareholder were granted certain registration rights. Such agreement provides for indemnification by the Company for such persons.

  In March 1996, pursuant to a subscription agreement, the Company consummated the sale and issuance of 842,013 shares of Common Stock (the "Transpac Shares") to Transpac Capital Pte. Ltd. and a group of related investors (collectively, "Transpac"), at the purchase price of $2.37526 per share, for a total purchase price of $2,000,000 (the "Transpac Financing"). Transpac has board observer rights and the right to appoint a representative of Transpac to the Company's Board of Directors. Such right was exercised in August 1998 with the appointment of Mr. Wong to the Board of Directors. Mr. Wong is also a director and Executive Vice President of Transpac.

  In connection with the Company's subsidiaries in Singapore, which ceased operations in 1997, the Company fully guaranteed certain debt obligations. During 1998, the Company signed agreements with each of these creditors, which called for settlement payments of approximately $9.3 million to satisfy all debt obligations. This included an agreement with Transpac which requires the Company to pay to Transpac $3.1 million by May 1, 1999 and an additional $1,000,000 by December 31, 1999, issue warrants to purchase 500,000 shares of the Company's Common Stock at $1.00 per share, and other provisions. Under the terms of the agreements, the indebtedness due to Transpac returns to the full $9.3 million if the payment of $3.1 million is not made by May 1, 1999. Because the Company has not been able to obtain funding to satisfy the settlement payment obligation, the Company renegotiated the terms and has entered into a non-binding letter agreement with Transpac which calls for the conversion of all debt and accrued interest obligations into shares of the Company's Series A Preferred Stock, each share of which will be convertible into two shares of MPI Common Stock. Such Preferred Stock is ultimately convertible into 8,063,651 shares of the Company's Common Stock. The non-binding letter agreement further stipulates that the warrants issued to Transpac to purchase 500,000 shares of the Company's Common Stock at $1.00 per share be cancelled and reissued at $0.50 per share.

  This debt conversion into equity is subject to the completion of definitive agreements for all eight creditors and the approval of the debt conversion to equity by a majority of the Company's shareholders.

  The Company has entered into a letter agreement dated April 14, 1999 with STMicroelectronics, Inc. and FI Financial, LLC. Mr. Waring, a nominee to the Company's Board of Directors, is an officer of FI Financial. Under the terms of the agreement, STMicroelectronics, a creditor of the Company, assigned its rights to a series of agreements with the Company to FI Financial. FI Financial, for consideration paid to STMicroelectronics of $500,000, will receive shares of the Company's Series A Preferred Stock, which shares would be convertible into 2,645,294 shares of the Company's Common Stock. The letter agreement provides that the funds paid to STMicroelectronics are held in escrow until the completion of definitive agreements for all eight creditors and the approval of the debt conversion to equity by a majority of the Company's shareholders. The issuance of the Preferred Stock is also subject to the same conditions. FI Financial subsequently entered into a series of Assignment of Interest agreements with a group of employees of the Company, whereby the employees have collectively agreed to pay to FI Financial a total of $150,000 in exchange for the right to receive a prorata portion of the Company's Preferred Stock to be received by FI Financial. Under the terms of the Assignment of Interest agreements, the group of employees would receive shares of the Company's Series A Preferred Stock, which would be convertible into 793,588 shares of the Company's Common Stock.

  Mr. Trafecanty, as part of the group of employees discussed above, has entered into an Assignment of Interest agreement with FI Financial. Under the terms of the agreement, Mr. Trafecanty, for consideration paid to STMicroelectronics of $35,000, will receive shares of the Company's Series A Preferred Stock, which shares would be convertible into 185,185 shares of the Company's Common Stock. The agreement provides that the funds paid to STMicroelectronics are held in escrow until the completion of definitive agreements for all eight creditors and the approval of the debt conversion to equity by a majority of the Company's shareholders. The issuance of the Preferred Stock is also subject to the same conditions.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees to serve as Directors of the Company until the next Annual Meeting or until their successors have been elected and qualified.

             PROPOSAL TWO--RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of BDO Seidman, LLP ("BDO"), independent accountants, to audit the financial statements of the Company for the fiscal year ended December 31, 1999, and is asking the shareholders to ratify this appointment.

  In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders. The affirmative vote of the holders of a majority of the Company's voting shares represented and voting at the Annual Meeting is required to ratify the selection of BDO.

  A representative of BDO is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

  The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of BDO Seidman, LLP to serve as the Company's independent accountants for the fiscal year ended December 31, 1999.

                                 OTHER MATTERS

  The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                        SECURITIES OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information known to the Company regarding the ownership of the Company's Common Stock as of April 15, 1999 for (i) each Director and nominee who owns Common Stock, (ii) all persons or entities who were known by the Company to be beneficial owners of five percent (5%) or more of the Company's Common Stock, (iii) the Chief Executive Officer and the other executive officers whose compensation for 1998 were each in excess of $100,000 and (iv) all executive officers and Directors of the Company as a group.

                                                               Percent of Total
                                          Number of Shares    Shares Outstanding
 Name and Address of Beneficial Owner   Beneficially Owned(1) Beneficially Owned
 ------------------------------------   --------------------  ------------------
 Entities that may be deemed to be
  affiliated with
 Transpac Capital Pte. Ltd. (2).......       1,342,013               11.8%
 6 Shenton Way
 #2D-09 DBS Building
 Tower Two
 Singapore 068809

 Joost Tjaden (3).....................         687,620                6.3%
 c/o TBM Associates
 3500 Oaklawn, #215
 Dallas, Texas 75219

 Cabot Ceramics, Inc. (4).............         654,326                6.0%
 c/o Cabot Corporation
 75 State Street
 Boston, MA 02119-1806

 Counterpoint Master LLC..............         627,035                5.8%
 1301 Avenue of the Americas
 40th Floor
 New York, NY 10019

 Anthony J. A. Bryan (5)..............         183,333                1.7%

 Frank Howland (5)....................         145,000                1.3%

 Waldemar Heeb (5)....................          15,000                0.1%

 Wong Lin Hong (5)....................          15,069                0.1%

 James Waring (6).....................             --                 --

 Andrew K. Wrobel (5).................         600,000                5.2%
 c/o Microelectronic Packaging, Inc.
 9577 Chesapeake Drive
 San Diego, California 92123

 Denis J. Trafecanty (5)..............         300,000                2.7%

 Timothy R. Sullivan (5)..............         150,000                1.3%

 All directors and executive officers
  as a group (7 persons)..............       1,408,402               11.4%

--------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage beneficially owned is based on a total of 10,856,890 shares of Common Stock issued and outstanding as of April 15, 1999.

   Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 1999 are deemed outstanding for computing the percentage of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) The Transpac entities include Transpac Capital Pte Ltd. (the "Manager"), a Singapore private limited company; Transpac Industrial Holdings Limited ("TIH"), a Singapore private limited company; Regional Investment Company Limited ("Regional"), a Singapore public limited company; Transpac Equity Fund ("TEF"), a British Virgin Islands trust; Transpac Venture Partnership II ("TVP"), a collective investment scheme; Transpac Manager's Fund ("TMP"), a British Virgin Islands international business company; and NatSteel Equity III Pte Ltd. ("NatSteel"), a Singapore private limited company. The Manager does not have any direct ownership interest in the Company's Common Stock. The Manager has, in its capacity as investment adviser to each of TIH, Regional, TEF and TVP, the power to control the voting and disposition of the 765,466 shares and warrants for 500,000 shares of Common Stock held in the aggregate by TIH, Regional, TEF and TVP and, therefore, may be deemed to be a beneficial owner of such shares. TIH has direct beneficial ownership of 334,069 shares and warrants for 198,500 shares of the Common Stock. TIH shares the power to control the voting and disposition of such 334,069 shares of Common Stock and warrants for 198,500 shares with the Manager. The Manager further holds warrants to purchase 201,500 shares of Common Stock. TIH disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. Regional has direct beneficial ownership of 92,066 shares of the Common Stock and warrants for 54,500 shares. Regional shares the power to control the voting and disposition of such 92,066 shares of Common Stock and warrants for 54,500 shares with the Manager. Regional disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TEF has direct beneficial ownership of 197,285 shares of the Common Stock. TEF shares the power to control the voting and disposition of such 197,285 shares of Common Stock with the Manager. TEF disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TVP has direct beneficial ownership of 139,415 shares of the Common Stock. TVP shares the power to control the voting and disposition of such 139,415 shares of Common Stock with the Manager. TVP disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TMF has direct beneficial ownership of 2,631 shares of the Common Stock. NatSteel has direct beneficial ownership of 75,547 shares of the Common Stock and warrants for 45,500 shares. NatSteel and the Manager have no formal relationship, advisory or otherwise, in respect of the shares of Common Stock held by NatSteel. However, NatSteel anticipates that it may rely upon the advice of Transpac in connection with the voting and disposition of the shares of Common Stock held by it. NatSteel disclaims beneficial ownership of the shares of Common Stock held by any other Transpac entity. The preceding information was partially obtained from a
    Schedule 13D filed with the Securities and Exchange Commission on or about April 3, 1996. Mr. Wong Lin Hong is Director and Executive Vice President of Transpac Capital Pte Ltd., and as such may be deemed to share voting and investment power with respect to the Transpac entities' shares. Mr. Wong disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Includes shares owned by TBM Associates, Inc. ("TBM"), an investment management company in which Mr. Tjaden is a significant shareholder, and as such may be deemed to share voting and investment power. TBM exercises voting control over shares of MPI common stock held by Bostech Associates (1,719 shares), Ion Associates (33,685 shares) and N. V. Bever Holding (368,094 shares and a warrant to purchase 1,173 additional shares at an exercise price of $5.63). Also includes shares held by Janivo Fonds (99,307 shares) and Van Doorne Group (99,285 shares), over which Mr. Tjaden exercises voting control. Mr. Tjaden disclaims beneficial ownership of all such shares.

(4) Cabot Ceramics, Inc. is a corporation wholly owned by Cabot Corporation. The executive management of Cabot Corporation has voting and investment power over such shares and may be deemed to beneficially own such shares.

(5) All shares in the form of stock options exercisable within 60 days of April 15, 1999.

(6) Mr. Waring is a nominee to the Company's Board of Directors and is not currently a Director. Mr Waring's nomination to the Company's Board of Directors is subject to completion of the Company's conversion of its Asian debt into the Company's Series A Preferred Stock. Such debt conversion into equity is subject to the completion of definitive agreements for all eight creditors and the approval of the debt conversion to equity by a majority of the Company's shareholders.

  To the Company's knowledge, based solely upon representations from such shareholders, each beneficial owner of more than ten percent of the Company's capital stock and all officers and directors filed all reports and reported all transactions on a timely basis with the Securities and Exchange Commission (the "Commission"), the NASD and the Company.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

  The following table provides certain summary information concerning compensation earned, for services rendered in all capacities to the Company and its subsidiaries, for the fiscal years ended December 31, 1998, 1997 and 1996, by all persons who served as the Company's Chief Executive Officer during 1998, and each of the other four (4) most highly compensated executive officers of the Company who earned more than $100,000 in compensation for the 1998 fiscal year (hereafter referred to as "Named Executive Officers").

                                       Annual Compensation                Long Term Compensation
                                  ------------------------------   -------------------------------------
                                                                            Awards             Payouts
                                                                   ------------------------  -----------
                                                         Other      Restricted  Securities
                                                        Annual        Stock     Underlying      LTIP      All Other
Name and Principal Position  Year Salary ($) Bonus ($) Comp. (1)   Award(s) ($) Options (#)  Payouts ($) Comp. ($)(2)
---------------------------  ---- ---------- --------- ---------   ------------ -----------  ----------- ------------
Andrew K. Wrobel (3).......  1998  220,898    133,980      --          --             --         --          3,015
 Chairman, President         1997   46,664     25,000      --          --         600,000        --             99
 and Chief Executive         1996      --         --       --          --             --         --            --
 Officer

Denis J. Trafecanty (4)....  1998  158,154     80,000   46,723(5)      --             --         --         11,858
 Senior Vice President       1997  149,414     35,000   28,798(5)      --         300,000(6)     --          5,102
 and Chief Financial         1996   37,736        --       --          --          50,000        --            --
 Officer

Timothy R. Sullivan (7)....  1998  117,335     59,583      --          --             --         --          4,559
 Vice President and          1997   97,741     20,000      --          --         150,000        --         21,612(7)
 Controller                  1996      --         --       --          --             --         --            --

Pete H. Hudson, Ph.D. (8)..  1998   98,414     52,708      --          --          75,000        --          2,230
 Vice President of           1997      --         --       --          --             --         --            --
 Technology                  1996      --         --       --          --             --         --            --

Dale Feine (9).............  1998   99,200      7,000      --          --             --         --          3,984
 Director of New             1997  107,800     25,000      --          --         125,000        --          4,481
 Business Development        1996      --         --       --          --             --         --            --

--------
(1) Other Annual Compensation for all other employees listed in the table is less than $50,000 and 10% of the total of annual salary and bonus for such individual.

(2) All other compensation is comprised of (i) matching contributions made by the Company on behalf of the Named Executive Officer to its Section 401(k) Plan and (ii) annual premiums paid for group term life insurance policies. Under such policies, the Named Executive Officer may designate the beneficiary of the insurance proceeds payable upon death. The amounts of the Company's matching contribution to its Section 401(k) Plan and the life insurance premiums are set forth below:

                                                                       Life
                                                   Matching 401(k)   Insurance
                                                  Contributions ($) Premium ($)
                                                  ----------------- -----------
   Andrew K. Wrobel......................... 1998         --           3,015
                                             1997         --              99

   Denis J. Trafecanty...................... 1998       4,748          7,110
                                             1997       4,360            742

   Timothy R. Sullivan...................... 1998       3,594            965
                                             1997       1,650            112

   Pete H. Hudson, Ph.D. ................... 1998       1,652            578
                                             1997         --             --

   Dale Feine............................... 1998       3,372            612
                                             1997       3,744            737

(3) Mr. Wrobel was appointed as Chairman of the Board of Directors in January 1999. Mr. Wrobel was appointed President and Chief Executive Officer of the Company in October 1997.

(4) Mr. Trafecanty was appointed as Chief Financial Officer of the Company in August 1996.

(5) The Company provided a car allowance to Mr. Trafecanty of $6,000 for each of 1998 and 1997, living expenses totaling $9,291 and $10,926 for 1998 and 1997 respectively, and reimbursed Mr. Trafecanty for the income tax impact of these and other benefits, which totaled $18,637 and $8,147 for 1998 and 1997 respectively.

(6) Includes options for 50,000 shares granted on August 21, 1997 in exchange for the cancellation of an option for 50,000 shares originally granted on August 26, 1996 with an exercise price $4.00 per share.

(7) Mr. Sullivan was appointed as Vice President and Controller of the Company in March 1997. The Company paid Mr. Sullivan $19,850 in connection with consulting services rendered to the Company during January and February 1997. These fees are included in the caption All Other Compensation.

(8) Dr. Hudson become an employee of the Company on February 2, 1998.

(9) Mr. Feine became an employee of the Company on January 3, 1997.

Option Grants in Last Fiscal Year

  There were no stock option grants made to the Company's Chief Executive Officer or any of the other Named Executive Officers during the fiscal year ended December 31, 1998. No stock appreciation rights were granted or exercised during such fiscal year.

Aggregated Option Exercises and Fiscal Year-End Values

  No options were exercised by the Company's Chief Executive Officer or the other Named Executive Officers during the fiscal year ended December 31, 1998. The following table sets forth information concerning option holdings for such fiscal year with respect to the Company's Chief Executive Officer and each of the other Named Executive Officers. The fair market value of the Common Stock at fiscal year-end was $0.15 per share, based on the average of the highest bid and lowest ask price as quoted on the OTC Bulletin Board. No stock appreciation rights were exercised or outstanding during such fiscal year.

                              Number of Securities                Value of Unexercised
                             Underlying Unexercised               In-the-Money Options
                          Options at Fiscal Year-End(#)           at Fiscal Year End($)
                         -----------------------------------    -------------------------
Name                      Exercisable        Unexercisable      Exercisable Unexercisable
----                     ---------------    ----------------    ----------- -------------
Andrew K. Wrobel........           233,334             366,666      --           --
Denis J. Trafecanty.....           147,500             152,500      --           --
Timothy R. Sullivan.....            75,000              75,000      --           --

Compensation and Stock Option Committee Interlocks and Insider Participation

  The individuals who served on the Compensation and Stock Option Committee of the Company's Board of Directors during the fiscal year ended December 31, 1998 were Mr. Bryan, Mr. Wong, and Mr. Wrobel as a non-voting member. Mr. Wrobel is an officer and employee of the Company.

  No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Stock Option Committee. Mr. Wong is a director and Executive Vice President of Transpac. Transpac has entered into an agreement with the Company which calls for the conversion of all debt and accrued interest obligations into shares of the Company's Series A Preferred Stock, each share of which will be convertible into two shares of the Company's Common Stock. Such Preferred Stock is ultimately convertible into 8,063,651 shares of the Company's Common Stock. The debt conversion is subject to the completion of definitive agreements for all eight creditors and the approval of the debt conversion to equity by a majority of the Company's shareholders.

Employment Contracts and Termination of Employment and Change in Control Arrangements

  Employment Agreement with Andrew K. Wrobel. Effective October 6, 1997, the Company entered into a one (1)-year employment agreement ("Agreement") with Andrew K. Wrobel. The term of this Agreement shall automatically be extended, unless not less than one (1) year prior to the expiration date, the Company shall have delivered written notice to Mr. Wrobel that the term of this Agreement shall terminate on the expiration date; or Mr. Wrobel, not less than thirty (30) days prior to the expiration date, elects to terminate this Agreement by delivering written notice of such desire to terminate to the Company. Under the terms of this agreement, Mr. Wrobel is entitled to a base salary of not less than $220,000 per year, plus a minimum increase of six (6) percent of his base salary on each anniversary of the agreement. Mr. Wrobel is also entitled to receive a bonus equal to sixty percent (60%) of his then existing base salary, payable quarterly pro rata upon the Company's achievement of the performance criteria set forth in the business plan to be prepared by Mr. Wrobel for the Company and approved by the Board. The Agreement also guaranteed Mr. Wrobel a stock option for 500,000 shares of the Company's Common Stock at the fair market value on the date of the Agreement ($0.43 per share).

The options will become exercisable on an accelerated basis in the event of an acquisition of the Company by merger or asset sale, unless the options are assumed by the acquiring entity. Mr. Wrobel participates in all of the Company's employee benefit plans. In the event of his termination other than for cause, Mr. Wrobel is entitled to full acceleration of his options and a severance payment equal to one (1) year of his then current salary within five
(5) business days of his termination plus twelve (12) months additional coverage under the Company's health, medical and dental plans.

  Change in Control Arrangements. The Compensation and Stock Option Committee of the Board of Directors has the authority as Plan Administrator of the 1993 Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers under that plan in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following an acquisition of the Company by merger or asset sale. In connection with a hostile change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or through a proxy contest for the election of Board members, the Plan Administrator has the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Option Grant Program of the 1993 Plan and the automatic vesting of outstanding shares under the Stock Issuance Program.

                COMPENSATION AND STOCK OPTION COMMITTEE REPORT

  For the 1998 fiscal year, the Compensation and Stock Option Committee of the Board of Directors was responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review and final approval by the full Board. The Compensation and Stock Option Committee also had the exclusive responsibility during such year for the administration of the Company's 1993 Plan under which grants may be made to executive officers and other key employees.

  General Compensation Policy. The fundamental policy of the Compensation and Stock Option Committee is to provide the Company's executive officers and other key employees with compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation and Stock Option Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation and Stock Option Committee to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

  Factors. For Andrew K. Wrobel, the Compensation and Stock Option Committee followed the terms of his employment agreement with the Company in determining his compensation for 1998. That agreement specifies the compensation, subject to Board adjustment, that was paid to Mr. Wrobel during 1998. Several of the more important factors which the Compensation and Stock Option Committee considered in establishing the components of the compensation packages for executive officers who do not have an employment agreement with the Company for the 1998 fiscal year are summarized below. Additional factors were also taken into account and the Compensation and Stock Option Committee may, in its discretion, apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

  Base Salary. The base salary for each officer who does not have an employment agreement with the Company is determined on the basis of the following factors: experience, personal performance and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation and Stock Option Committee deems appropriate.

  Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance targets established for each fiscal year combined with the individual performance of such individual.

  Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a two and one-half (2 1/2) or three (3)-year period, contingent upon the executive officer's continued employment with the Company or a subsidiary. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

  The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation and Stock Option Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation and Stock Option Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. In 1998, no Named Executives received an option grant. Such options are described in the Summary Compensation Table, in the column entitled "Long Term Compensation Awards--Securities Underlying Options" and in the "Option Grants in Last Fiscal Year" table.

  CEO Compensation. In setting the compensation payable to the Company's Chief Executive Officer, Mr. Wrobel, the Compensation and Stock Option Committee followed the terms of the employment agreement that was previously negotiated between Mr. Wrobel and the Company and subsequently executed. In accordance with the terms of his employment agreement, Mr. Wrobel received a base salary of $220,898 in 1998.

  A cash bonus was earned by Mr. Wrobel for the 1998 fiscal year of $133,980 and on October 6, 1997 Mr. Wrobel was granted an option to purchase 500,000 shares of Common Stock (see "Employment Contracts and Termination of Employment and Change in Control Arrangements--Employment Agreement with Andrew K. Wrobel") to make a portion of his total compensation contingent on increased value for the Company's shareholders; the option will have no value unless there is appreciation in the value of the Company's Common Stock over the option term. On November 4, 1997, Mr. Wrobel received an option to purchase an additional 100,000 shares of Common Stock.

  Compliance with Internal Revenue Code Section 162(m). As a result of Section 162(m) of the Internal Revenue Code, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any fiscal year. This limitation applies to all compensation paid to the covered executive officers, which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Non-performance based compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, and the Compensation and Stock Option Committee does not anticipate that the non-performance based cash compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. In addition, option grants and other awards made under the 1993 Plan prior to January 1, 1998 were structured so that any compensation deemed paid to an executive officer in connection with those awards will qualify as performance-based compensation which will not be subject to the $1 million limitation. However, any compensation deemed paid by the Company in connection with transactions relating to options or other awards granted during the 1999 fiscal year will have to be taken into account for purposes of the $1 million limitation. Because it is very unlikely that the compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation and Stock Option Committee has decided at this time not to take any action to limit or restructure the elements of compensation payable to the Company's executive officers. The Compensation and Stock Option Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

Dated as of April 20, 1999
                                          Mr. Anthony J. A. Bryan
                                          Mr. Wong Lin Hong
                                          Mr. Andrew Wrobel

                       COMPARISON OF SHAREHOLDER RETURN

  The graph below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company's Common Stock price with the cumulative total returns of the Company's peer group based on the Company's four-digit SIC Code Index (3674--Semiconductors and Related Devices) and the S&P 500 Index.

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                       AMONG MICROELECTRONIC PACKAGING,
                       S&P 500 INDEX AND SIC CODE INDEX


                                          Fiscal Year Ending
Company/Index/Market   4/22/94  12/30/94  12/29/95  12/31/96  12/31/97  12/31/98
Microelectronic
 Packaging             $100.00  $  60.00  $  40.00  $  19.37  $  11.60  $   3.60
Semiconductors,
 Related Device         100.00    110.58    179.59    289.13    301.29    453.62
S&P Composite           100.00    103.98    143.06    175.91    234.59    301.63

                    Assumes $100 invested on April 22, 1994
                          Assumes dividend reinvested
                     Fiscal year ending December 31, 1998
--------
(1) The graph covers the period from April 21, 1994, the date the Company's initial public offering commenced, through the fiscal year ended December 31, 1998.

(2) The graph assumes that $100 was invested on April 21, 1994 in the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

(4) The performance graph and all of the material in the Compensation and Stock Option Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for such persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners during the period from January 1, 1998 to December 31, 1998, were complied with.

                                   FORM 10-K

  The Company files an Annual Report on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K (excluding exhibits) including financial statements and schedules has been included with the mailing of this proxy to all shareholders. Shareholders may obtain additional copies of these reports, including financial statements and financial statement schedules, without charge, by writing to Denis J. Trafecanty, Chief Financial Officer of the Company, at the Company's executive offices at 9577 Chesapeake Drive, San Diego, California 92123.

  The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                          THE BOARD OF DIRECTORS

                                          /s/ ANDREW W. WROBEL
Dated: April 20, 1999

PROXY

                        MICROELECTRONIC PACKAGING, INC.

               Annual Meeting of Shareholders -- August 18, 1999
        This Proxy is Solicited on Behalf of the Board of Directors of
                        Microelectronic Packaging, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held August 18, 1999 and the Proxy Statement and appoints Andrew Wrobel and Denis Trafecanty and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Microelectronic Packaging, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at 9577 Chesapeake Drive, San Diego, California 92123 on August 18, 1999 at 10:00 a.m. (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

                        (To be Signed on Reverse Side)

[X]  Please mark your
     votes as in this
     example using
     dark ink only.

                                                                   WITHHOLD
                                                                   AUTHORITY
                                                          FOR       TO VOTE

1.  TO ELECT SIX DIRECTORS TO SERVE FOR THE NEXT YEAR     [_]         [_]
    UNTIL THE EXPIRATION OF THEIR TERMS IN 1999 OR
    UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED:

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

Andrew Wrobel, Anthony J.A. Bryan, Frank Howland, Wong Lin Hong, Waldemar Heeb and James Waring


                                                     FOR    AGAINST   ABSTAIN
2.  To ratify the appointment of BDO Seldman, LLP    [_]      [_]       [_]
    ("BDO") as independent accountants of the Company for the fiscal year ended December 31, 1999.


The Board of Directors recommends a vote FOR the proposals. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR the proposals if no specification is made. This proxy will also be voted at the discretion of the proxy holder on such matters other than the two specific proposals as may come before the meeting.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority: ______________________________________________________
                                   (Print name(s) on certificate)

Please sign your name:_________________________________ Date:_________________
                           (Authorized Signature)